Exhibit (c)(3)

March 1, 2024 Project Columbus Discussion Materials for the Special Committee of the Board of Directors of TDCX Inc. Confidential. Preliminary Draft. Subject to Further Review and Revision.

01 EXECUTIVE SUMMARY 3 02 FINANCIAL ANALYSES 10 03 APPENDICES 17 Selected Benchmarking Information 18 Selected Public Market Observations 25 Glossary of Selected Terms 33 04 DISCLAIMER 35

01 EXECUTIVE SUMMARY CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Situation Overview Company and Process Overview • TDCX Inc. (NYSE: TDCX) (“TDCX” or the “Company”) is digital customer experience (“CX”) solutions provider that operates outsourced customer contact service centers. As of 12/31/2022, the Company serves its clients’ customers in more than 20 languages in 16 geographies, primarily in Southeast Asia. The Company has a market capitalization of ~$916.3 million1 and an enterprise value of ~$581.9 million1, and is headquartered in Singapore and registered in the Cayman Islands. • On October 1, 2021, the Company went public on NYSE under the symbol “TDCX”, raising ~$324.1 million in net proceeds, at an implied market capitalization of approximately $2,724.3 million. • On January 3, 2024, the Board of Directors of the Company received a preliminary non-binding proposal letter (the “Proposal Letter”) from Mr. Laurent Junique, Founder, Executive Chairman, Director, CEO, and ultimate beneficial owner of the Company (the “Founder”), to acquire all of the outstanding ordinary shares of the Company (the “Ordinary Shares”), including the Class A ordinary shares represented by the American Depositary Shares of the Company (the “ADSs”, each representing one Class A ordinary share) that are not already beneficially owned by the Founder, in a going-private transaction (the “Transaction”) at a proposed purchase price of $6.60 per Ordinary Share or ADS (the “Initial Proposal Price”) in cash (the “Initial Proposal”). – The Initial Proposal Price represents a premium of approximately 36.6% and 39.4% to the 1-day closing price and 30-day VWAP, respectively, for the period prior to announcement of the Initial Proposal. – Implied EV / Adjusted EBITDA multiple of ~4.7x, and ~5.8x based on CY 20233 Adjusted EBITDA and CY 2024E Adjusted EBITDA, respectively. – The Founder beneficially owned approximately 86.1% of the Company’s outstanding shares, and 98.4% of the aggregate voting power of the Company’s total outstanding shares at the time of the Initial Proposal. – The Company also announced it formed a Special Committee, comprised of two independent and disinterested directors, to consider the Proposal and make recommendations to the Board of Directors. 1. As of 2/28/2024. 2. Per Capital IQ. 3. Represents preliminary results as of 12/31/2023, which are subject to further review and revision by Company management. Sources: Bloomberg, Capital IQ, Company management and public filings. 4 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Executive Summary Situation Overview (cont.) Process Overview (cont.) • On January 16, 2024, the Company announced the Special Committee retained Houlihan Lokey as its financial advisor to assist in its evaluation of the Initial Proposal. – Houlihan Lokey was engaged to render a written opinion, if requested by the Special Committee, as to whether the consideration to be received by the shareholders of the Company which are not affiliated with the Founder (“Unaffiliated Shareholders”), as the case may be, in connection with any transaction recommended by the Special Committee. • On February 23, 2024, the Founder, through his financial advisor, verbally communicated to Houlihan Lokey an indictive revised proposal price of $7.20 per Ordinary Share or ADS (the “Proposal Price”) in cash (the “Proposal”). – The Proposal Price represents a premium of approximately 49.1% and 52.1% to the 1-day closing price and 30-day VWAP, respectively, for the period prior to announcement of the Initial Proposal. – Implied EV / Adjusted EBITDA multiple of ~5.4x, and ~6.7x based on CY 20231 Adjusted EBITDA and CY 2024E Adjusted EBITDA, respectively. • On February 25, 2024, the Founder, through his financial advisor, confirmed in writing to Houlihan Lokey, among other things, the non-binding revised Proposal Price of $7.20 per Ordinary Share or ADS. 1. Represents preliminary results as of 12/31/2023, which are subject to further review and revision by Company management. Sources: Bloomberg, Capital IQ, Company management and public filings. 5 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Summary of Selected Changes from Prior Materials Dated February 27, 2024 Summary of Selected Changes • Since the Preliminary Discussion Materials dated February 27, 2024 (“Prior Materials”), Company management has clarified and confirmed that: – In CY 2024, there was a ~S$4.4 million one-time “Other Operating Expenses” in the Projections which are related to certain transaction costs in connection with the contemplated Transaction. We have removed such expenses to reflect the Company’s Adjusted EBITDA should the Company remain public, resulting in CY 2024 Adjusted EBITDA increasing from S$135.0 million to S$139.4 million; – The Company’s expected IFRS 16 lease repayments in the projected periods include both right-of-use assets depreciation expense and associated lease liability interest expense, and such expenses should continue in the terminal period at the same level as in CY 2028. We have adjusted and included aforementioned cash expenses in our Discounted Cash Flow Analysis. – Additionally, Company management provided updated CY 2023 financial results with Adjusted EBITDA increasing from S$169.8 million to S$172.7 million. • The financial analyses contained herein by Houlihan Lokey have been adjusted to account for (i) aforementioned financial projection assumptions and adjustments and (ii) certain market changes, among other things. Based on the aforementioned changes, the resultant changes in implied per share reference range from the prior materials dated February 27, 2024 to the current materials dated March 1, 2024 (“Current Materials”) were: – Based on Illustrative Selected Companies LTM (Ended 12/31/2023) Adjusted EBITDA: increased from $6.79—$ 8.55 to $6.85—$8.63; – Based on Selected Companies CY 2024E Adjusted EBITDA: increased from $6.24—$7.64 to $6.35—$7.79; – Based on Selected Companies CY 2025E Adjusted EBITDA: decreased from $5.88—$7.42 to $5.87—$7.41 – Based on Selected Transactions CY 2024E Adjusted EBITDA: increased from $6.59—$7.98 to $6.71—$8.15; – Based on Discounted Cash Flow Analysis: decreased from $6.94—$8.77 to $6.31—$7.75. • On February 27, 2024, the Founder, through his financial advisor, communicated to Houlihan Lokey in writing that the Proposal Price of $7.20 per Ordinary Share or ADS represents the Founder’s best and final price. Sources: Company management. 6 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Summary of Selected Changes from Prior Materials Dated February 27, 2024

Summary of Selected Changes (cont.)

	Multiples as of 2/22/2024 [1]			Current Multiples as of 2/28/2024			Difference		
	EV [2] to Adj. EBITDA			EV [2] to Adj. EBITDA			EV [2] to Adj. EBITDA		
Selected Company	CY 2023 [3]	CY 2024E [3]	CY 2025E[3]	CY 2023 [3]	CY 2024E [3]	CY 2025E[3]	CY 2023 [3]	CY 2024E [3]	CY 2025E[3]
Concentrix Corporation [4]	NMF	6.2x	5.8x	NMF	5.8x	5.4x	NA	-0.4x	-0.4x
IBEX Limited	3.4x	3.2x	2.8x	3.9x	3.7x	3.3x	0.5x	0.5x	0.4x
TaskUs, Inc.	5.9x	6.2x	5.2x	6.1x	6.3x	5.4x	0.2x	0.2x	0.2x
Teleperformance SE	5.9x	4.8x	4.5x	5.2x	4.3x	4.0x	-0.6x	-0.5x	-0.5x
TELUS International (Cda) Inc.	7.8x	7.4x	6.8x	7.6x	7.2x	6.6x	-0.2x	-0.2x	-0.2x
TTEC Holdings, Inc.	6.2x	6.1x	5.6x	6.1x	6.0x	5.5x	-0.1x	-0.1x	-0.1x
Low	3.4x	3.2x	2.8x	3.9x	3.7x	3.3x	-0.6x	-0.5x	-0.5x
High	7.8x	7.4x	6.8x	7.6x	7.2x	6.6x	0.5x	0.5x	0.4x
Median	5.9x	6.1x	5.4x	6.1x	5.9x	5.4x	-0.1x	-0.1x	0.0x
Mean	5.8x	5.6x	5.1x	5.8x	5.6x	5.0x	0.0x	-0.1x	0.0x

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. *Based on Prior Materials dated February 27, 2024.*
2. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
3. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st, except Concentrix Corporation, which has a fiscal year end of November 30th.*
4. *Concentrix's fiscal 2023 ended as of 11/30/2023. Its calendarized CY 2023 figure does not reflect pro forma historical results for the acquisition of Webhelp SAS closed on 9/25/2023.*

Sources: Bloomberg, Capital IQ and public filings.

7 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Executive Summary
Proposal Overview

Summary of Proposal Value

(ADS outstanding, SGD and USD dollars in millions, except per ADS values)

Selected Transaction Information	
Proposal Price [1]	$7.20
ADS Equivalents Outstanding [2]	144.0
Dilutive ADS Equivalents [2] [3]	0.0
Fully-Diluted Shares	144.0
Implied Transaction Equity Value (USD)	**$1,037.1**
USD to SGD Exchange Rate [4]	1.35
Implied Transaction Equity Value (SGD)	**S$1,396.3**
Lease Liability as of 12/31/2023 [5]	43.6
Non-Controlling Interest as of 12/31/2023 [5]	0.0
Implied Transaction Total Enterprise Value (SGD)	**S$1,439.9**
Cash and Cash Equivalents as of 12/31/2023 [5]	(451.8)
Short Term Investments as of 12/31/2023 [5] [6]	(56.4)
Implied Transaction Enterprise Value (SGD)	**S$931.6**

Selected Capitalized Indications and Implied Transaction Multiples

Implied EV / Adjusted EBITDA Transaction Multiples	Corresponding Base Amount [5]	Implied Multiple
LTM Ended 12/31/2023 [7]	S$172.7	5.4x
CY 2024E	S$139.4	6.7x
CY 2025E	S$149.4	6.2x

Implied Premiums to Historical VWAP

(dollars per ADS in actual)

Unaffected Trading Period As of 1/2/2024 [8]	Closing Price / VWAP [9]	Proposal Premium/(Discount)
1-Day Closing Price	$4.83	49.1%
5-Day VWAP	$4.65	54.8%
10-Day VWAP	$4.44	62.1%
30-Day VWAP	$4.73	52.1%
3-Month VWAP	$4.88	47.6%
6-Month VWAP	$5.60	28.5%
1-Year VWAP	$6.99	3.1%

Trading Period As of 2/28/2024	Closing Price / VWAP [9]	Proposal Premium/(Discount)
1-Day Closing Price	$6.25	15.2%
10-Day VWAP	$6.26	14.9%
30-Day VWAP	$6.34	13.6%
3-Month VWAP	$5.96	20.8%
VWAP Since Affected Date (1/3/2024) [10]	$6.34	13.5%

1. Per the Proposal.
2. Represents (i) ~20.5 million Class A Ordinary Shares outstanding, including Ordinary Shares represented by ADSs, and (ii) ~123.5 million Class B Ordinary Shares as of 12/31/2023, per Company management. Each ADS represents one ordinary share.
3. Does not include ~0.3 million unvested warrants issued to Airbnb as of 2/28/2024, per Company management. Does not include any unvested Performance Shares as vesting conditions will not be met, per Company management. We understand that certain unvested warrants issued to Airbnb may vest in July 2024, with an exercise price of $0.01 per share, per Company management. We have not included the aforementioned unvested warrants in our financial analyses herein. The dilutive impact of such unvested warrants would be de minimis to our analysis.
4. Per Capital IQ as of 2/28/2024.
5. Per Company management.
6. Represents subscribed redeemable preference shares of Mangrove Insurance Guernsey PCC Limited as financial assets measured at fair value through profit or loss as of 12/31/2023, per Company management.
7. Represents preliminary results as of 12/31/2023, which are subject to further review and revision by Company management.
8. Represents the last full trading day prior to the announcement of the Proposal.
9. Per Bloomberg.
10. The Company announced receipt of the Initial Proposal on 1/3/2024 before market open.

Sources: Bloomberg, Capital IQ, Company management and public filings.

8 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Executive Summary ADS Price Performance Following Announcement of Initial Proposal Since announced the Initial Initial Proposal Proposal was Price announced and the revised on 1/3/2024 Proposal before Price market (which open, has not the yet Company’s been publicly ADSs announced have traded as at of a 2/29/2024) discount to. the Closing ADS Prices and Daily Volume Since Announcement of Initial Proposal1 Closing ADS Price ($) Daily Volume (millions) $7.40 3.00 Proposal Price: $7.20 $7.20 2.50 $7.00 $6.80 2.00 Initial Proposal Price: $6.60 $6.60 1.50 $6.40 VWAP Since Affected Date: $6.34 $6.20 1.00 Average Daily Trading Volume: $6.00 172 thousand Average $ Daily 1.1 million Trading Value: 0.50 $5.80 $5.60 0.00 Daily Trading Volume TDCX Closing ADS Price 1. The Company announced receipt of the Initial Proposal on 1/3/2024 before market open. Sources: Bloomberg and Capital IQ as of 2/28/2024. 9 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

02 FINANCIAL ANALYSES CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Financial Analyses Summary

Implied Per ADS Value Reference Range

(dollars per ADS in actual)



Proposal Price[2]: $7.20
Selected Companies Analysis
[Illustrative Only] LTM (Ended 12/31/2023) Adjusted EBITDA[1] 5.0x – 7.0x
$6.85
$8.63
[Illustrative – Information Purposes Only]
CY 2024E Adjusted EBITDA 5.5x – 7.5x
$6.35
$7.79
CY 2025E Adjusted EBITDA 4.5x – 6.5x
$5.87
$7.41
Selected Transaction Analysis
CY 2024E Adjusted EBITDA 6.0x – 8.0x
$6.71
$8.15
Discounted Cash Flow Analysis
Perpetual Growth Rate: 1.0% – 3.0% Discount Rate: 11.0% – 13.0%
$6.31
$7.75
$4.00
$5.00
$6.00
$7.00
$8.00
$9.00
$10.00
$11.00

Note: No particular weight was attributed to any analysis.
Note: LTM (Ended 12/31/2023) period shown as illustrative for information purposes only, due to, among other factors, that the forward-looking projected periods are potentially more representative of the Company's underlying economics of the business going forward given recent and projected business loss from certain clients.
Note: We understand that certain unvested warrants issued to Airbnb may vest in July 2024, with an exercise price of $0.01 per share, per Company management. We have not included the aforementioned unvested warrants in our financial analyses herein. The dilutive impact of such unvested warrants would be de minimis to our analysis.
1. Represents preliminary results as of 12/31/2023, which are subject to further review and revision by Company management.
2. Per the Proposal.
Sources: Bloomberg, Capital IQ, Company management and public filings.

11 | Houlihan Lokey
CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Financial Analyses Summary

Financial Analysis Summary

(SGD, USD dollars and ADS in millions, except per share ADS values)

	[Illustrative Only] Selected Companies Analysis			Selected Companies Analysis			Selected Companies Analysis			Selected Transactions Analysis			Discounted Cash Flow Analysis		
	LTM Ended 12/31/2023 [1] Adjusted EBITDA			CY 2024E Adjusted EBITDA			CY 2025E Adjusted EBITDA			CY 2024E Adjusted EBITDA			Perpetual Growth Rate		
													1.0%	--	3.0%
													Discount Rate		
Corresponding Base Amount [2] [3]	**S$172.7**			**S$139.4**			**S$149.4**			**S$139.4**			11.0%	--	13.0%
Selected Multiples Range	5.0x	--	7.0x	5.5x	--	7.5x	4.5x	--	6.5x	6.0x	--	8.0x			
Implied Enterprise Value Reference Range	**S$863.4**	**--**	**S$1,208.8**	**S$766.8**	**--**	**S$1,045.6**	**S$672.5**	**--**	**S$971.3**	**S$836.5**	**--**	**S$1,115.3**	**S$714.4**	**--**	**S$993.6**
Cash and Cash Equivalents as of 12/31/2023 [1]	451.8	--	451.8	451.8	--	451.8	451.8	--	451.8	451.8	--	451.8	451.8	--	451.8
Short Term Investments as of 12/31/2023 [1] [4]	56.4	--	56.4	56.4	--	56.4	56.4	--	56.4	56.4	--	56.4	56.4	--	56.4
Implied Total Enterprise Value Reference Range	**S$1,371.7**	**--**	**S$1,717.1**	**S$1,275.1**	**--**	**S$1,553.9**	**S$1,180.7**	**--**	**S$1,479.6**	**S$1,344.8**	**--**	**S$1,623.6**	**S$1,222.7**	**--**	**S$1,501.9**
Lease Liability as of 12/31/2023 [1] [5]	(43.6)	--	(43.6)	(43.6)	--	(43.6)	(43.6)	--	(43.6)	(43.6)	--	(43.6)	--	--	--
Non-Controlling Interest as of 12/31/2023 [1] [6]	(0.0)	--	(0.0)	(0.0)	--	(0.0)	(0.0)	--	(0.0)	(0.0)	--	(0.0)	(0.0)	--	(0.0)
Implied Total Equity Value Reference Range (SGD)	**S$1,328.1**	**--**	**S$1,673.5**	**S$1,231.5**	**--**	**S$1,510.3**	**S$1,137.1**	**--**	**S$1,436.0**	**S$1,301.2**	**--**	**S$1,580.0**	**S$1,222.7**	**--**	**S$1,501.9**
SGD to USD Exchange Rate [7]	0.74	--	0.74	0.74	--	0.74	0.74	--	0.74	0.74	--	0.74	0.74	--	0.74
Implied Total Equity Value Reference Range (USD)	**$986.45**	**--**	**$1,242.97**	**$914.7**	**--**	**$1,121.8**	**$844.6**	**--**	**$1,066.6**	**$966.4**	**--**	**$1,173.6**	**$908.2**	**--**	**$1,115.5**
Shares Outstanding [1] [8]	144.0	--	144.0	144.0	--	144.0	144.0	--	144.0	144.0	--	144.0	144.0	--	144.0
Implied Per Share Reference Range	**$6.85**	**--**	**$8.63**	**$6.35**	**--**	**$7.79**	**$5.87**	**--**	**$7.41**	**$6.71**	**--**	**$8.15**	**$6.31**	**--**	**$7.75**

1. Represents preliminary results as of 12/31/2023, which are subject to further review and revision by Company management.
2. Per Company management.
3. Per Company management, Adjusted EBITDA does not burden certain lease expenses as such expenses are recorded as depreciation of right-of-use assets under IFRS 16.
4. Represents subscribed redeemable preference shares of Mangrove Insurance Guernsey PCC Limited as financial assets measured at fair value through profit or loss per Company management.
5. For Discounted Cash Flow Analysis, the Company's lease expenses are captured as IFRS 16 lease repayment in free cash flow calculations. Refer to page 15.
6. Reflects non-controlling interest of S$40,000 per Company management.
7. Per Capital IQ as of 2/28/2024.
8. Reflects ADS Equivalent Shares Outstanding of (i) ~20.5 million Class A Ordinary Shares outstanding, including Ordinary Shares represented by ADSs, and (ii) ~123.5 million Class B Ordinary Shares as of 12/31/2022. Each ADS represents one ordinary share. We understand that certain unvested warrants issued to Airbnb may vest in July 2024, with an exercise price of $0.01 per share, per Company management. We have not included the aforementioned unvested warrants in our financial analyses herein. The dilutive impact of such unvested warrants would be de minimis to our analysis.
Sources: Capital IQ and Company management.

12 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Historical and Projected Financial Data (Singapore dollars in millions) Calendar Year Ended December 31, Calendar Year Ending December 31, CAGR CAGR 2021 2022 2023 [1] 2024E 2025E 2026E 2027E 2028E 2023 to 2028E 2024E to 2028E Total Revenue S$555.2 S$664.1 S$658.4 S$635.8 S$654.9 S$676.1 S$698.9 S$723.8 1.9% 3.3% Growth % 27.7% 19.6% -0.9% -3.4% 3.0% 3.2% 3.4% 3.6% Employee Benefits Expense (339.7) (436.4) (424.6) (437.9) (447.3) (460.1) (473.8) (488.6) 2.8% 2.8% Rental and Maintenance Expense (9.8) (10.0) (12.0) (12.9) (13.3) (14.3) (15.3) (16.6) 6.7% 6.6% Recruitment Expense (10.9) (14.2) (10.1) (10.4) (11.0) (11.8) (12.6) (13.6) 6.1% 6.8% Transport and Traveling Expense (1.5) (1.6) (1.6) (1.2) (1.5) (1.6) (1.7) (1.8) 3.3% 10.5% Telecommunication and Technology Expense (8.8) (11.8) (13.7) (15.5) (14.8) (15.9) (17.1) (18.5) 6.1% 4.5% Other Operating Income/(Expenses) (4.7) (9.8) (15.8) (18.5) (17.6) (18.9) (20.4) (22.1) 6.9% 4.5% EBITDA S$179.8 S$180.3 S$180.5 S$139.4 S$149.4 S$153.6 S$158.1 S$162.7 -2.1% 3.9% Total Adjustments [2] 3.8 17.7 (7.9) 0.0 0.0 0.0 0.0 0.0 Adjusted EBITDA S$183.6 S$198.1 S$172.7 S$139.4 S$149.4 S$153.6 S$158.1 S$162.7 -1.2% 3.9% Margin % 33.1% 29.8% 26.2% 21.9% 22.8% 22.7% 22.6% 22.5% Growth % NA 7.9% -12.8% -19.3% 7.2% 2.8% 2.9% 2.9% Adjusted EBITDA (USD) [3] $136.4 $147.1 $128.3 $103.6 $111.0 $114.1 $117.4 $120.9 Additional Financial Information Capital Expenditures S$20.6 S$25.3 S$12.4 S$20.6 S$32.1 S$27.4 S$28.3 S$28.3 Change in Net Working Capital — S$2.3 (S$17.2) S$18.1 (S$1.0) (S$4.8) (S$3.4) (S$3.9) Depreciation Expenses (Fixed Assets) S$20.8 S$21.5 S$22.1 S$22.9 S$23.7 Depreciation Expenses (Right-Of-Use Assets) S$21.0 S$22.3 S$23.0 S$24.5 S$25.3 Total Depreciation Expenses S$41.8 S$43.7 S$45.1 S$47.4 S$49.1 IFRS 16 Lease Repayments S$23.5 S$24.8 S$25.5 S$27.0 S$27.9 Note: Figures presented include public company costs. 1. Represents preliminary results as of 12/31/2023, which are subject to further review and revision by Company management. 2. Stock-Based Total Adjustments: Compensation Expense 5.2 19.5 (9.1) 0.0 0.0 0.0 0.0 0.0 Net Foreign Exchange Loss/(Gain) (1.4) (1.7) (0.4) 0.0 0.0 0.0 0.0 0.0 Acquisition-Related Professional Fees 0.0 0.0 1.7 0.0 0.0 0.0 0.0 0.0 Total Adjustments S$3.8 S$17.7 (S$7.9) S$0.0 S$0.0 S$0.0 S$0.0 S$0.0 3. Represents historical and projected Adjusted EBITDA converted from SGD to USD at an exchange rate of 1.35 SGD/USD as of 2/28/2024, per Capital IQ. Sources: Capital IQ, Company management and public filings. 13 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Companies Analysis

(dollars in millions, except per share/ADS values)

Selected Company	Share Price [2]	Equity Market Value [2] [3]	Enterprise Value [2] [3]	Enterprise Value [1] to Adjusted EBITDA CY 2023 [4]	CY 2024E [4]	CY 2025E [4]
Concentrix Corporation [5]	$71.88	$4,965.2	$9,611.9	*NMF*	5.8x	5.4x
IBEX Limited	$15.73	$291.4	$243.4	3.9x	3.7x	3.3x
TaskUs, Inc.	$12.39	$1,157.5	$1,308.7	6.1x	6.3x	5.4x
Teleperformance SE	$124.00	$7,322.2	$10,159.7	5.2x	4.3x	4.0x
TELUS International (Cda) Inc.	$10.66	$2,951.7	$4,574.7	7.6x	7.2x	6.6x
TTEC Holdings, Inc.	$17.33	$855.6	$1,668.0	6.1x	6.0x	5.5x
Low				3.9x	3.7x	3.3x
High				7.6x	7.2x	6.6x
Median				6.1x	5.9x	5.4x
Mean				5.8x	5.6x	5.0x

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Based on closing prices as of 2/28/2024.
3. Based on diluted shares.
4. Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st, except Concentrix Corporation, which has a fiscal year end of November 30th.
5. Concentrix's fiscal 2023 ended as of 11/30/2023. Its calendarized CY 2023 figure does not reflect pro forma historical results for the acquisition of Webhelp SAS closed on 9/25/2023.
Sources: Bloomberg, Capital IQ and public filings.

14 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA [2]	Transaction Value / NFY Adjusted EBITDA [3]	LTM Adjusted EBITDA Margin % [2]	NFY Adjusted EBITDA Margin % [3]	
10/10/2023	1/5/2024	Startek, Inc.	Capital Square Partners (CSP)	$217.0	5.8x	5.9x	10.1%	9.7%	
4/26/2023	11/3/2023	Majorel Group Luxembourg S.A.	Teleperformance SE	$3,208.9	7.9x	7.9x	17.6%	16.6%	
3/29/2023	9/25/2023	Webhelp SAS	Concentrix Corporation	$4,793.5	12.1x	9.6x	NA	16.7%	[4]
4/6/2022	10/31/2022	GRUPO KONECTANET, S.L.U.	Comdata S.p.A.	$2,201.5	6.7x	NA	15.0%	NA	
12/28/2021	12/28/2021	Senture, LLC	Teleperformance SE	$400.0	10.5x	NA	19.8%	NA	[5]
9/1/2021	9/1/2021	Unisono Solutions Group SL	Intelcia Group S.A	$236.0	8.0x	NA	17.1%	NA	
6/18/2021	8/27/2021	Sykes Enterprises, Incorporated	Sitel Worldwide Corporation	$2,172.2	10.2x	10.2x	12.1%	11.5%	
12/8/2020	1/8/2021	Everise Holdings	Brookfield Business Partners L.P.	$360.0	9.0x	NA	13.3%	NA	[6]
9/22/2020	12/30/2020	Odigo SAS	Apax Partners SAS (nka:Seven2 SAS)	$351.3	11.5x	NA	NA	NA	
12/4/2019	1/31/2020	CCC Holding GmbH	TELUS International (Cda) Inc.	$1,010.2	9.8x	NA	29.5%	NA	[7]
7/9/2019	11/19/2019	Webhelp SAS	Groupe Bruxelles Lambert SA	$2,693.9	NA	10.7x	NA	15.0%	[8]
8/9/2018	1/24/2019	TU TopCo, Inc. (nka:TaskUs, Inc.)	The Blackstone Group L.P.	$500.0	17.0x	NA	NA	NA	[9]
6/28/2018	10/5/2018	Convergys Corporation	SYNNEX Corporation	$2,663.7	7.5x	8.0x	12.9%	12.4%	
6/14/2018	10/4/2018	Intelenet Global Services Private Ltd.	Teleperformance SE	$1,000.0	12.0x	NA	18.5%	NA	
3/15/2018	7/20/2018	CSP Alpha Midco Pte Ltd (dba: Aegis)	StarTek, Inc.	$366.9	9.7x	NA	9.8%	NA	
Low				$217.0	5.8x	5.9x	9.8%	9.7%	
High				$4,793.5	17.0x	10.7x	29.5%	16.7%	
Median				$1,000.0	9.7x	8.8x	15.0%	14.5%	
Mean				$1,478.3	9.8x	8.7x	16.0%	13.8%	

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.
Note: Where available, stock-based compensation expense has been added back to Adjusted EBITDA.
1. *Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.*
2. *Based on reported metric for the most recent LTM period prior to the announcement of the transaction, except where otherwise noted.*
3. *Based on reported metric for the most recent NFY period prior to the announcement of the transaction.*
4. *LTM period reflects $396 million of adjusted EBITDA from Wall Street equity research and NFY period reflects $500 million from press release at the time of announcement.*
5. *EV/LTM adjusted EBITDA multiple is based on estimated 2021 adjusted EBITDA of $38 million noted by Teleperformance SE at the time the transaction was announced.*
6. *Transaction Value based on figure reported in press release from Brookfield Business Partners L.P.*
7. *LTM period reflects figures reported as of 12/31/2019.*
8. *News articles and Wall Street equity research at the time of announcement referenced NFY adjusted EBITDA of ~€210 million and ~€238 million, respectively. NFY adjusted EBITDA used for purposes of computing Transaction Value / NFY Adjusted EBITDA multiple reflects the average of the two reported figures.*
9. *LTM EBITDA per news articles at the time of announcement, which reference adjusted EBITDA of ~$29 million as of 12/31/2017.*

Sources: Capital IQ, press releases and public filings.

15 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Discounted Cash Flow Analysis Perpetual Growth Rate (Singapore dollars in millions) Projected Calendar Year Ending December 31, Terminal Value 2024E 2025E 2026E 2027E 2028E Assumptions Total Revenue S$635.8 S$654.9 S$676.1 S$698.9 S$723.8 S$723.8 Growth % -3.4% 3.0% 3.2% 3.4% 3.6% Employee Benefits Expense (437.9) (447.3) (460.1) (473.8) (488.6) (488.6) Rental and Maintenance Expense (12.9) (13.3) (14.3) (15.3) (16.6) (16.6) Recruitment Expense (10.4) (11.0) (11.8) (12.6) (13.6) (13.6) Transport and Traveling Expense (1.2) (1.5) (1.6) (1.7) (1.8) (1.8) Telecommunication and Technology Expense (15.5) (14.8) (15.9) (17.1) (18.5) (18.5) Other Operating Income/(Expenses) (18.5) (17.6) (18.9) (20.4) (22.1) (22.1) Adjusted EBITDA S$139.4 S$149.4 S$153.6 S$158.1 S$162.7 S$162.7 Margin % 21.9% 22.8% 22.7% 22.6% 22.5% 22.5% Total Depreciation Expense [1] (41.8) (43.7) (45.1) (47.4) (49.1) (53.6) Adjusted EBIT S$97.6 S$105.7 S$108.5 S$110.7 S$113.7 S$109.1 Implied 2028E Adjusted EBITDA Taxes [2] (19.1) (20.7) (21.2) (21.9) (22.7) (20.0) Unlevered Earnings S$78.5 S$85.0 S$87.2 S$88.8 S$91.0 S$89.2 Terminal Multiple [4] Fixed-Assets Depreciation 20.8 21.5 22.1 22.9 23.7 28.3 Discount Rate 1.00% 2.00% 3.00% Right-of-use Assets Depreciation 21.0 22.3 23.0 24.5 25.3 25.3 11.00% 6.4x 7.2x 8.2x IFRS 16 Lease Repayment [3] (23.5) (24.8) (25.5) (27.0) (27.9) (27.9) 12.00% 11.50% 6.1x 6.8x 7.7x Capital Expenditures (20.6) (32.1) (27.4) (28.3) (28.3) (28.3) 5.9x 6.5x 7.3x Change in Net Working Capital 18.1 (1.0) (4.8) (3.4) (3.9) (3.9) 12.50% 5.6x 6.2x 6.9x Unlevered Free Cash Flows S$94.2 S$70.9 S$74.6 S$77.6 S$80.1 S$82.8 13.00% 5.4x 5.9x 6.6x Present Value PV of Terminal Value Based PV of Terminal Value as a % of of Cash Flows on Perpetual Growth Rate for Implied Enterprise Value (2024E—2028E) Enterprise Value Discount Rate 2028E 1.00% Unlevered 2.00% Free Cash 3.00% Flow 1.00% 2.00% 3.00% Discount Rate 1.00% 2.00% 3.00% 11.00% S$315.9 S$531.6 S$596.5 S$677.7 S$847.5 S$912.5 S$993.6 11.00% 62.7% 65.4% 68.2% 11.50% S$313.0 S$496.5 S$554.2 S$625.5 S$809.5 S$867.2 S$938.5 11.50% 61.3% 63.9% 66.6% 12.00% S$310.1 + S$464.8 S$516.4 S$579.4 = S$774.9 S$826.5 S$889.5 12.00% 60.0% 62.5% 65.1% 12.50% S$307.2 S$436.1 S$482.4 S$538.4 S$743.4 S$789.6 S$845.6 12.50% 58.7% 61.1% 63.7% 13.00% S$304.4 S$410.0 S$451.7 S$501.7 S$714.4 S$756.1 S$806.2 13.00% 57.4% 59.7% 62.2% Note: Present values as of 2/28/2024; mid-year convention applied. 1. Includes both fixed-assets depreciation expense and right-of-use assets depreciation expense. 2. Tax expenses from 2024E to 2028E provided by Company management. Terminal period effective tax rate at 18.3%, per Company management. 3. Per Company management, represents right-of-use assets depreciation expense and associated lease liability interest expense. 4. Implied from corresponding discount rate and perpetual growth rate applied to 2028E unlevered free cash flow. Source: Company management. 16 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

03 APPENDICES CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

APPENDICES 03 Selected Benchmarking Information CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Benchmarking Information LTM Revenue (dollars in millions) $8,849.4 $7,114.7 $2,708.0 $2,494.9 $3,768.8 $2,601.5 $932.3 $513.2 $489.0 Teleperformance Concentrix TELUS TTEC TaskUS IBEX TDCX Market Value of Equity1 (dollars in millions) $7,322.2 $4,965.2 $2,951.7 $1,157.5 $916.3 $855.6 $2,923.9 $2,054.6 $291.4 Teleperformance Concentrix TELUS TaskUS TTEC IBEX TDCX Median Mean Note: No company used in this analysis for comparative purposes is identical to the Company. 1. Based on public trading prices of ordinary shares as of 2/28/2024. Sources: Capital IQ, Company management and public filings. 19 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Benchmarking Information (cont.) Revenue Growth (CY 2021A—CY 2022A) 26.3% 19.6% 14.6% 13.2% 12.5% 13.8% 8.5% 12.8% 7.5% TaskUS Teleperformance Concentrix TELUS IBEX TTEC TDCX Revenue Growth (CY 2022A – CY 2023A) 9.7% 1.0% NMF¹ NMF² 1.5% 0.4% (0.1%) (0.9%) (4.6%) TELUS IBEX TTEC TaskUS Concentrix Teleperformance TDCX Median Mean Note: No company used in this analysis for comparative purposes is identical to the Company. 1. Concentrix completed acquisition of Webhelp on 9/25/2023. 2. Teleperformance completed acquisition of Majorel Group on 11/3/2023. Sources: Company management and public filings. 20 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Benchmarking Information (cont.) Revenue Growth (CY 2023A—CY 2024E) 3.9% 1.4% 0.5% 1.4% NMF¹ NMF² 1.0% (0.2%) (3.4%) TELUS IBEX TTEC TaskUS Concentrix Teleperformance TDCX Revenue Growth (CY 2024E—CY 2025E) 11.3% 7.2% 6.6% 5.4% 5.0% 6.6% 6.0% 4.3% 3.0% TaskUS TELUS IBEX TTEC Teleperformance Concentrix TDCX Median Mean Note: No company used in this analysis for comparative purposes is identical to the Company. 1. Concentrix completed acquisition of Webhelp on 9/25/2023. 2. Teleperformance completed acquisition of Majorel Group on 11/3/2023. Sources: Company management and public filings. 21 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Benchmarking Information (cont.) Adjusted EBITDA Margin (CY 2022A) 29.8% 23.1% 21.5% 19.1% 15.8% 17.4% 13.0% 17.2% 11.0% TaskUS TELUS Teleperformance Concentrix TTEC IBEX TDCX Adjusted EBITDA Margin (CY 2023A) 26.2% 23.3% 22.3% 21.4% 16.7% 19.0% 17.9% 12.1% 11.3% TaskUS TELUS Teleperformance Concentrix IBEX TTEC TDCX Median Mean Note: No company used in this analysis for comparative purposes is identical to the Company. Sources: Company management and public filings. 22 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Benchmarking Information (cont.) Adjusted EBITDA Margin (CY 2024E) 22.6% 22.5% 21.1% 21.9% 17.2% 19.1% 17.9% 12.6% 11.4% TaskUS TELUS Teleperformance Concentrix IBEX TTEC TDCX Adjusted EBITDA Margin (CY 2025E) 23.8% 23.0% 22.8% 21.6% 17.5% 19.6% 18.5% 13.5% 11.8% TaskUS TELUS Teleperformance Concentrix IBEX TTEC TDCX Median Mean Note: No company used in this analysis for comparative purposes is identical to the Company. Sources: Company management and public filings. 23 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Selected Benchmarking Information (cont.) Relative Depreciation (LTM Depreciation to LTM Adjusted EBITDA) 53.6% 27.6% 27.8% 31.6% 32.8% 36.5% 35.0% 25.3% 32.2% Teleperformance TaskUS IBEX Concentrix TTEC TELUS TDCX Internal Investment (LTM Capital Expenditures to LTM Revenue) 3.2% 3.3% 3.3% 3.0% 3.1% 2.5% 2.9% 2.4% 1.9% IBEX Concentrix TTEC Teleperformance TELUS TaskUS TDCX Median Mean Note: No company used in this analysis for comparative purposes is identical to the Company. Sources: Company management and public filings. 24 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

APPENDICES 03 Selected Public Market Observations CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Public Market Observations
Trading Market Indication

(ADS outstanding and dollars in millions, except per ADS values and where otherwise noted)

Public Market Enterprise Value Derivation	Unaffected as of 1/2/2024	Current as of 2/28/2024
Closing ADS Price	$4.83	$6.25
ADS Equivalents Outstanding [1] [2]	144.9	144.9
Dilutive ADS Equivalents [1] [3]	1.7	1.7
Fully Diluted ADS Equivalents	146.6	146.6
Market Value of Equity	**708.1**	**916.3**
Lease Liability [4]	25.6	25.6
Non-Controlling Interest [5]	0.0	0.0
Cash and Cash Equivalents [6]	(317.7)	(317.7)
Short Term Investments [7]	(42.2)	(42.2)
Public Market Enterprise Value (USD)	**$373.7**	**$581.9**

Selected Market Information	Unaffected as of 1/2/2024	Current as of 2/28/2024
10-Day Average Closing ADS Price [8]	$4.64	$6.27
1-Month Average Closing ADS Price [8]	$4.58	$6.29
3-Month Average Closing ADS Price [8]	$4.90	$5.70
6-Month Average Closing ADS Price [8]	$5.73	$5.53
52-Week High Closing ADS Price [8]	$15.38	$13.96
52-Week Low Closing ADS Price [8]	$4.22	$4.22

Other Market Information		
90-Day Average Daily Trading Volume (in millions) [8]	0.1	0.1
% of ADS Equivalents Outstanding	*0.1%*	*0.1%*
% of Total Public Float	*0.6%*	*0.7%*
90-Day Average Daily Trading Value (in millions) [8]	$0.6	$0.8
% of Market Value of Equity	*0.1%*	*0.1%*
Number of Analysts Covering the Company [9]	5	5
Total Public Float [10] [11]	20.9	20.9
% of ADS Equivalents Outstanding	*14.4%*	*14.4%*
% of Fully Diluted ADS Equivalents	*14.2%*	*14.2%*

1. Per Company 20-F filing for the period ended 12/31/2022.
2. Reflects ADS Equivalent Shares Outstanding of (i) ~21.4 million Class A Ordinary Shares outstanding, including ordinary shares represented by ADSs, and (ii) ~123.5 million Class B Ordinary Shares as of 12/31/2022, per Company 20-F filing for the period ended 12/31/2022.
3. Reflects net dilutive impact of (i) an ADS equivalent of ~0.4 million Class A shares issued to the depositary for warrants to Airbnb and (ii) 1,261,581 awards outstanding from the Company's Performance Share Plan per Company 20-F filing for the period ended 12/31/2022.
4. Reflects obligations towards leases of corporate office spaces per Company 6-K for the period ended 9/30/2023.
5. Reflects non-controlling interest of $29,000 per Company 6-K for the period ended 9/30/2023.
6. Reflects cash & cash equivalents per Company 6-K for the period ended 9/30/2023.
7. Represents subscribed redeemable preference shares of Mangrove Insurance Guernsey PCC Limited as financial assets measured at fair value through profit or loss per Company 6-K for the period ended 9/30/2023.
8. Per Capital IQ.
9. Per Bloomberg.
10. Per public filings.
11. Reflects ADS Equivalent Shares Outstanding of (i) ~21.4 million Class A Ordinary Shares outstanding, including ordinary shares represented by ADSs, and (ii) ~123.5 million Class B Ordinary Shares as of 12/31/2022, per Company 20-F filing for the period ended 12/31/2022, excluding ordinary shares beneficially held by Laurent Junique per Laurent Junique's 13D filing as of 1/3/2024.

Sources: Bloomberg, Capital IQ and public filings.

26 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Public Market Observations
Selected Equity Research Analyst Estimates | Pre-Announcement of Initial Proposal

Summary of Pre-Announcement TDCX Analyst Recommendations and Price Targets

- The median price target for TDCX from five equity research analysts reflected (i) a 18.4% premium to the Company's ADS closing price of $6.25 on 2/28/24, and (ii) a 2.8% premium to the Proposal price.
  - Following the announcement of the Proposal, CGS increased their price target from $6.20 to $6.60, HSBC increased their price target from $6.00 to $6.60 and J.P. Morgan maintained their price target of $7.40.
  - Goldman Sachs and Phillip Securities have not yet released new equity research reports after Initial Proposal announcement.

Analyst Pre-Announcement Recommendation Summary

Recommendation	No. of Brokers	Selected Brokers
Buy/Overweight	4	Goldman Sachs HSBC J.P. Morgan Phillip Securities
Hold	1	CGS - CIMB

TDCX ADS Pre-Announcement Price Target Summary

(per ADS values in actual)

Broker	ADS Price Target	Date of Report
Goldman Sachs	$12.40	11/29/23
CGS - CIMB	$6.20	11/24/23
HSBC	$6.00	11/23/23
Phillip Securities	$8.60	11/23/23
J.P. Morgan	$7.40	11/22/23
Median	**$7.40**	

	ADS Price	Premium / (Discount) to Average Price Target
Initial Proposal Price	$6.60	(10.8%)
Proposal Price	$7.20	(2.7%)
ADS Closing Price as of 2/28/24	$6.25	(15.5%)
52-Week High Closing ADS Price	$13.96	88.6%
52-Week Low Closing ADS Price	$4.22	(43.0%)

Note: Recommendation and Price Target Summary data are from equity research reports dated before the Initial Proposal announcement on January 3, 2024.
Sources: Bloomberg, Capital IQ, public filings and Wall Street Research.

27 | Houlihan Lokey

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

Public Market Observations Total Shareholder Return | Current as of 2/28/2024 Since Two-Year Total Shareholder One-Year Return [1] Since Announcement YTD IPO [2] Return Return Return [3] Return TDCX Inc. (67.2%) (58.6%) (50.9%) 29.4% 29.4% Selected Companies Index [4] (60.7%) (52.7%) (46.8%) (13.5%) (13.5%) STI Singapore Total Return Index 13.6% 6.1% 1.1% (2.5%) (2.5%) 60% S&P 500 Total Return Index 20.9% 19.8% 29.7% 7.1% 7.1% 40% 20% 20.9% 13.6% 0% -20% -40% -60% (60.7%) (67.2%) -80% -100% 10/1/2021 1/1/2022 4/1/2022 7/1/2022 10/1/2022 1/1/2023 4/1/2023 7/1/2023 10/1/2023 1/1/2024 TDCX Inc. Selected Companies Index [4] STI Singapore Total Return Index S&P 500 Total Return Index 1. Total return to shareholders considers dividends paid and capital gains. 2. TDCX Inc. completed Initial Public Offering in October 2021. 3. On 1/3/2024, TDCX Inc. announced the receipt of the Initial Proposal before market open. 4. Selected Companies Index includes Concentrix Corporation, IBEX Limited, TaskUs Inc., Teleperformance SE, TELUS International (Cda) Inc. and TTEC Holdings Inc. Source: Capital IQ as of 2/28/2024. 28 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Public Market Observations Total Shareholder Return | Unaffected as of 1/2/2024 Total Shareholder Return [1] IPO Since [2] Two-Year Return One-Year Return TDCX Inc. (74.7%) (75.0%) (63.0%) Selected Companies Index [4] (54.6%) (52.5%) (35.4%) STI Singapore Total Return Index 16.5% 12.8% 4.6% 60% S&P 500 Total Return Index 12.9% 2.2% 26.1% 40% 20% 16.5% 12.9% 0% -20% -40% (54.6%) -60% (74.7%) -80% -100% 10/1/2021 1/1/2022 4/1/2022 7/1/2022 10/1/2022 1/1/2023 4/1/2023 7/1/2023 10/1/2023 1/1/2024 TDCX Inc. Selected Companies Index [4] STI Singapore Total Return Index S&P 500 Total Return Index 1. Total return to shareholders considers dividends paid and capital gains. 2. TDCX Inc. completed Initial Public Offering in October 2021. 3. Selected Companies Index includes Concentrix Corporation, IBEX Limited, TaskUs Inc., Teleperformance SE, TELUS International (Cda) Inc. and TTEC Holdings Inc. Source: Capital IQ as of 1/2/2024. 29 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Public Market Observations Historical Trading Activity | Current as of 2/28/2024 Last Nine Months Last Six Months VWAP Volume: 1 25.0 million VWAP Volume: 20.7 million VWAP: $5.90 VWAP: $5.651 42.6% 37.7% 37.1% 36.7% 20.7% 17.1% 8.0% 0.0% $ $4.00- 5.00 $ $5.00- 6.00 $ $6.00- 7.00 >$7.00 $ $4.00- 5.00 $ $5.00- 6.00 $ $6.00- 7.00 >$7.00 Last Three Months Since Initial Proposal2 VWAP Volume: 7.9 million VWAP Volume: 1 6.1 million VWAP: $5.961 VWAP: $6.34 100.0% 77.5% 19.2% 3.3% 0.0% 0.0% 0.0% 0.0% $4.00- $5.00- $6.00- >$7.00 $4.00- $5.00- $6.00- >$7.00 $5.00 $6.00 $7.00 $5.00 $6.00 $7.00 1. Based on VWAP over specified period (last three months, six months, nine months or since Initial Proposal). 2. On 1/3/2024, TDCX, Inc. announced the receipt of the Initial Proposal. Source: Bloomberg as of 2/28/2024. 30 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Public Market Observations Historical Trading Activity | Unaffected as of 1/2/2024 Last Twelve Months Last Nine Months VWAP Volume: 1 25.2 million VWAP Volume: 20.7 million VWAP: $6.99 VWAP: $5.941 45.6% 37.4% 17.0% 20.7% 13.0% 11.8% 13.2% 15.8% 7.6% 9.3% 8.6% 0.0% $ $4.00- 5.00 $ $5.00- 6.00 $ $6.00- 7.00 $ $7.00- 8.00 $ $10.00 8.00- >$10.00 $ $4.00- 5.00 $ $5.00- 6.00 $ $6.00- 7.00 $ $7.00- 8.00 $ $10.00 8.00- >$10.00 Last Six Months Last Three Months VWAP Volume: 18.0 million VWAP Volume: 1 6.6 million VWAP: $5.601 VWAP: $4.88 64.5% 52.5% 35.5% 23.8% 17.7% 6.0% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% $4.00- $5.00- $6.00- $7.00- $8.00- >$10.00 $ $4.00- 5.00 $ $5.00- 6.00 $ $6.00- 7.00 $ $7.00- 8.00 $ $10.00 8.00- >$10.00 $5.00 $6.00 $7.00 $8.00 $10.00 1. Based on VWAP over specified period (last three months, six months, nine months or twelve months). Source: Bloomberg as of 1/2/2024. 31 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Public Market Observations Selected Float and Trading Data Average Daily Volume1 / ADS Equivalent Outstanding Public Float / ADS Equivalent Outstanding 0.7% 97.7% 0.5% 65.0% 0.4% 0.4% 56.6% 0.4% 0.4% 51.0% 48.5% 0.3% 40.3% 26.1% 20.0% 0.1% 0.1% 14.4% TDCX CNXC TTEC IBEX TEP TaskUs Telus Mean Median TDCX TEP CNXC IBEX TTEC Telus TaskUs Mean Median Average Daily Volume1 / Public Float Average Daily Traded Value2 (dollars in millions) $44.7 1.3% 1.1% 1.1% 0.8% 0.9% $31.2 0.7% 0.7% $14.4 0.4% 0.3% $4.3 $2.9 $3.6 $0.8 $2.2 $1.1 TDCX TaskUs CNXC TTEC IBEX TEP Telus Mean Median TDCX CNXC TEP TTEC TaskUs Telus IBEX Mean Median TDCX Selected Companies Mean/Median 1. Based on 90-day average trading volume as of 2/28/2024. 2. Based on 90-day average trading value as of 2/28/2024. CNCX refers to Concentrix Corporation; TEP refers to Teleperformance SE. Sources: Capital IQ and public filings. 32 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

APPENDICES 03 Glossary of Selected Terms CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Glossary of Selected Terms Definition Description Adj. Adjusted Adjusted EBITDA Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items Adjusted EBIT Earnings Before Interest, Taxes, adjusted for certain non-recurring items ADS American Depository Share CAGR Compound Annual Growth Rate CY Calendar Year CX Customer experience D&A Depreciation and Amortization E Estimated EV Enterprise Value FY Fiscal Year IPO Initial Public Offering The most recently completed 12-month period for which financial information has been made public, other than for the LTM Company, in which case LTM refers to Latest 12 Months. NA Not Available or Not Applicable NFY Next Fiscal Year NMF Not Meaningful Figure PV Present Value Q Quarter SGD Singapore Dollars VWAP Volume Weighted Average Price YTD Year-to-Date 34 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

04 DISCLAIMER CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee Company. (the “Committee”) This presentation of the Board is incomplete of Directors without (the “Board”) reference of TDCX, to, and Inc. should (the “Company”) be considered by in Houlihan conjunction Lokey with, in connection any supplemental with theinformation Committee’s provided consideration by and of discussions a potential with transaction Houlihan (the Lokey “Transaction”) in connection involving therewith. the Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards than under the any Committee. state, federal The or materials international are provided securities on laws a confidential or other laws, basis rules solely or regulations, for the information and none of of the the Committee Committee, and the may Company not be disclosed, or Houlihan summarized, Lokey takes reproduced, any responsibility disseminated for the or use quoted of the or materials otherwise by persons referred other to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to transaction the tax treatment is the purported and tax structure or claimed shall U. remain S. income confidential or franchise (and tax the treatment foregoing of sentence the transaction shall not and apply) the tax to the structure extent of necessary a transaction to enable is any any fact person that may to comply be relevant with to securities understanding laws. For the this purported purpose, or the claimed tax treatment U.S. income of a or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available or any other for the party Company as to how or to any vote other or act party. with The respect materials to any do matter not constitute relating any to the opinion, Transaction nor do or the otherwise materials or constitute whether to a buy recommendation or sell any assets to the or securities Board, the of Committee, any company. the Company, Houlihan Lokey’s any security only opinion holder of is the the Company opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. adaption The preparation and application of the materials of these was methods a complex to the process unique involving facts and quantitative circumstances and presented qualitative and, judgments therefore, and is determinations not readily susceptible with respect to partial to the analysis financial, or summary comparative description. and other Furthermore, analytic methods Houlihan employed Lokey and did not the attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry materials performance, are not general necessarily business, indicative economic, of actual regulatory, value market or predictive and financial of future conditions results or and values, other which matters, may many be significantly of which are more beyond or less the favorable. control of Any the analyses participants relating in the to the Transaction. value of assets, Any estimates businesses of value or securities contained do in not the purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent law. appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any 36 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

Disclaimer (cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been subjective prepared determinations by management made of by the management relevant party of the or are relevant derived party from and/or such which budgets, such projections, management estimates, has reviewed financial and analyses, found reasonable. reports and The other budgets, information projections or from and other estimates sources, (including, which involve without numerous limitation, and estimates significant of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the Houlihan assumptions Lokey on does which not they make are based. any representation, The scope of express the financial or implied, analysis as to contained the sufficiency herein or is based adequacy on discussions of such financial with the analysis Company or the (including, scope thereof without for limitation, any particular regarding purpose. the methodologies to be utilized), and Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and Transaction assumed, without since the independent respective verification, dates of the that most there recent has financial been no statements change in the and business, other information, assets, liabilities, financial financial or otherwise, condition, provided results to, of discussed operations, with cash or flows reviewed or prospects by Houlihan of the Lokey Company that would or any be other material participant to its analyses, in the and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well securities as investment and financial funds instruments in which they (including may have loans financial and other interests obligations) or with which of, or investments they may co-invest, in, the Company, may acquire, any hold Transaction or sell, long counterparty, or short positions, any other or Transaction trade or otherwise participant, effect any transactions, other financially in debt, interested equity, party and other with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan to Lokey the in Board, the course the Committee, of such activities or the Company, and relationships Houlihan or Lokey otherwise shall may have have no obligation acquired, to, or may and may in the not future be contractually acquire, information permitted about to, disclose one or more such information, Interested Parties or the or fact the that Transaction, Houlihan or Lokey that is otherwise in possession may be of of such interest information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. 37 CONFIDENTIAL—PRELIMINARY DRAFT—SUBJECT TO FURTHER REVIEW

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